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                                                                  EXHIBIT 21.1


                          Subsidiaries of the Registrant
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Integrity Holdings, Inc.
Integrity Life Insurance Company
National Integrity Life Insurance Company
ARM Financial Services, Inc. (formerly, SBM Financial Services, Inc.) ARM Transfer Agency, Inc.
SBM Certificate Company